CPI Aero News Release
November 8, 2011

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES 2011 THIRD QUARTER RESULTS
Orders as of November 5, 2011 Exceed $81.5 Million

Edgewood, NY – November 8, 2011 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE Amex: CVU) today announced results for the 2011 third quarter and nine months ended September 30, 2011.

Third Quarter 2011 vs. 2010
•	Revenue increased 28% to $16,607,638 from $12,976,084;
•	Gross margin was 25.1% as compared to 26.1%;
•	Pre-tax income increased 17% to $2,531,042, compared to $2,171,363; and,
•	Net income increased 26% to $1,805,042, or $0.25 per diluted share, compared to $1,429,363, or $0.21 per diluted share.

Nine Months 2011 vs. 2010
•	Revenue increased 37% to $50,043,470 from $36,526,238;
•	Gross margin was 24.5% as compared to 26%;
•	Pre-tax income increased 25% to $6,637,907 compared to $5,301,431;
•	Net income increased 36% to $4,743,907 or $0.66 per diluted share, compared to $3,495,431 or $0.53 per diluted share; and,
•	Unawarded solicitations remain at a high level with open solicitations totaling a maximum realizable value of approximately $399 million.

Edward J. Fred, CPI Aero’s President & CEO, stated, “The increase in revenue for the three and nine month periods was primarily the result of work performed for the Boeing Company on the A-10 attack jet and Northrop Grumman Corporation on the E-2D surveillance airplane.  As expected, 2011 third quarter revenue increased by only 28% with the big surge in revenue to come in the fourth quarter.  As we are now well into the fourth quarter, we can say with added confidence that the fourth quarter of 2011 will be the highest revenue quarter in CPI Aero’s history by a significant margin.

“As compared to last year, for the first nine months of this year, revenue generated from government subcontracts and commercial subcontracts increased by 69.2% and 19.5%, respectively, offset by a 39% revenue decrease from prime government contracts.  This was an anticipated shift resulting from our marketing focus on subcontracting work over the last several years.”

Mr. Fred added, “As has been the case in the first half of the year, our gross margin for the three and nine month periods was affected by travel and labor required for supplier surveillance on the early stage of production for our three major programs: the A-10 attack jet, the E-2D surveillance airplane and the Gulfstream G650 aircraft.  We expect these costs to remain in effect through year-end, resulting in a gross margin range of 24%-25% for 2011 as a whole.

“Our selling, general and administrative expenses for the three and nine months ended September 30, 2011, increased by 29.1% and 33.5%, respectively, primarily due to an increase in public fees, higher salaries and payroll taxes associated with a larger number of employees to handle higher work volume and meet customer delivery schedules, as well as office expenses and accrued bonuses.”

Mr. Fred added, “We continue to receive new orders and as of November 5, 2011, we received approximately $81.5 million of new contract awards, compared to $57.7 million in the same period last year, and well above the $61.7 million for all of 2010.  New contract awards included approximately $11.7 million of government prime contract awards, approximately $24.2 million of government subcontract awards and approximately $45.6 million of commercial subcontract awards.”

Mr. Fred added, “We look forward to additional orders from existing customers, the two new customers we added this year, Honda Aircraft and Bell Helicopter, as well as from the unawarded solicitations of approximately $399 million on which we have bid.”

Mr. Fred went on to say, “We are confident that we are on track to reach our 2011 guidance which calls for revenue of approximately $74 million, with a resulting net income in the range of $7.4 million to $7.5 million.  For 2012, we expect revenue to be in the range of $95 million to $98 million, with a resulting net income in the range of $12 million to $13 million.”

Mr. Fred concluded, “Finally, we expect to complete our relocation to the 171,000 sq. ft. facility by the end of the year.  This new facility, which is nearly three times the size of our current location, will provide us with the needed capacity to support our expected growth in new orders, customers, programs and of course, revenue and profits over the coming years.”

Conference Call
CPI Aero’s President and CEO, Edward J. Fred, and CFO, Vincent Palazzolo, will host a conference call today, Tuesday, November 8, 2011 at 10:00 am ET to discuss third quarter results as well as recent corporate developments.  After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing (201) 493-6739.  Please call in 10 minutes before the scheduled time and ask for the CPI Aero call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”.  Please access the website 15 minutes prior to the call to download and install any necessary audio software.  The conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

About CPI Aero
CPI Aero is engaged in the contract production of structural and other aircraft parts for leading prime defense contractors, the U.S. Air Force, and other branches of the armed forces. CPI Aero also acts as a subcontractor to prime aircraft manufacturers in the production of commercial aircraft parts. In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services. Among the key programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, MH-53 and CH-53 variant helicopters, the UH-60 BLACK HAWK helicopter, the S-92® helicopter, the MH-60S mine countermeasure helicopter, the Gulfstream G650, C-5A Galaxy cargo jet, the A-10 Thunderbolt attack jet, and the E-3 Sentry AWACS jet. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati (212) 836-9611
(631) 586-5200	Linda Latman (212) 836-9609
www.cpiaero.com	www.theequitygroup.com

(See Accompanying Tables)

CPI Aero News Release
November 8, 2011

CPI AEROSTRUCTURES, INC.
CONDENSED STATEMENTS OF INCOME

2011	2010	2011	2010
(Unaudited)		(Unaudited)

Revenue	$16,607,638	$12,976,084	$50,043,470	$36,526,238
Cost of Sales	12,440,033	9,593,671	37,780,959	27,043,414
Gross profit	4,167,605	3,382,413	12,262,511	9,482,824
Selling, general and administrative expenses	1,525,386	1,181,369	5,408,273	4,051,737
Income from operations	2,642,219	2,201,044	6,854,238	5,431,087
Interest expense	111,177	29,681	216,331	129,656
Income before provision for income taxes	2,531,042	2,171,363	6,637,907	5,301,431
Provision for income taxes	726,000	742,000	1,894,000	1,806,000
Net income	$1,805,042	$1,429,363	$4,743,907	$3,495,431

Earnings per common share – basic	$0.26	$0.21	$0.69	$0.54

Earnings per common share – diluted	$0.25	$0.21	$0.66	$0.53

Shares used in computing earnings per common share:
Basic	6,915,313	6,650,756	6,853,073	6,417,729
Diluted	7,158,715	6,972,156	7,138,801	6,641,159

CPI AEROSTRUCTURES, INC.
CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash	$353,377	$823,376
Accounts receivable, net	9,187,805	6,152,544
Costs and estimated earnings in excess of billings on uncompleted contracts	65,466,840	47,165,166
Prepaid expenses and other current assets	686,767	606,369
Total current assets	75,694,789	54,747,455

Property and equipment, net	1,819,466	881,915
Deferred income taxes	889.000	668,000
Other assets	112,080	159,817
Total Assets	$78,515,335	$56,457,187

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,548,776	$8,267,330
Accrued expenses	362,945	301,941
Current portion of long-term debt	882,291	685,008
Line of credit	12,600,000	800,000
Income taxes payable	1,670,006	134,006
Deferred income taxes	182,000	182,000
Total current liabilities	26,246,018	10,370,285

Long-term debt, net of current portion	1,029,070	---
Deferred income taxes	30,000	---
Other liabilities	125,034	226,362
Total Liabilities	27,430,122	11,786,744

Commitments

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, issued 7,048,570 and 6,911,570 shares, respectively, and outstanding 6,915,313 and 6,789,736 shares, respectively	7,049	6,912
Additional paid-in capital	35,084,963	33,272,237
Retained earnings	17,161,831	12,417,924
Accumulated other comprehensive loss	(28,404)	(45,404)
Treasury stock, 133,257 and 121,834 shares, respectively (at cost)	(1,140,226)	(981,226)
Total Shareholders’ Equity	51,085,213	44,670,443
Total Liabilities and Shareholders’ Equity	$78,515,335	$56,457,187

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